Exhibit 99.1

News Release

MasterCard Incorporated Reports

Third-Quarter 2010 Financial Results

•	Third-quarter net income of $518 million, or $3.94 per diluted share

•	Third-quarter net revenue increase of 4.7%, to $1.4 billion

•	Third-quarter gross dollar volume up 8.5% and purchase volume up 7.9%

Purchase, NY, November 2, 2010 – MasterCard Incorporated (NYSE:MA) today announced financial results for the third quarter 2010. The company reported net income of $518 million, up 14.6%, and earnings per diluted share of $3.94, up 14.2%, in each case versus the year-ago period.

Net revenue for the third quarter of 2010 was $1.4 billion, a 4.7% increase versus the same period in 2009. On a constant currency basis, net revenue increased 7.3% compared to the same period in 2009, driven by the revenue impact of the following:

•	An increase in cross-border volumes of 15.4%; and
•	An 8.5% increase in GDV on a local currency basis, to $685 billion.

In addition, a pricing contribution of approximately 7 percentage points, including the effect of cross-border rebates, was offset by a net increase in rebates and incentives due to new and renewed customer agreements.

Worldwide purchase volume during the quarter was up 7.9% on a local currency basis versus the third quarter of 2009, to $514 billion. The number of processed transactions increased 0.6% compared to the same period in 2009, to 5.8 billion. As of September 30, 2010, the company’s customers had issued 1.6 billion MasterCard and Maestro-branded cards.

“Consumers and businesses around the world continue to recognize the benefits of electronic payments and MasterCard remains at the heart of this evolution,” said Ajay Banga, MasterCard president and chief executive officer. “Our year-to-date net income is up over 22%, aided by strong volume growth from markets outside of the U.S.”

Banga commented, “Leveraging our global presence and differentiated assets, we continued to win new deals and execute against our three strategic pillars to grow, diversify and build MasterCard’s business. We are growing our global debit portfolio with new agreements that include Sovereign Bank, Chevy Chase (now part of Capital One) and Delta Air Lines in the U.S., Barclaycard in Germany and Qatar Islamic Bank. We are expanding our presence in new markets and channels, reflected in our memorandum of understanding with China Union Pay and an agreement with Singtel, one of the larger mobile operators in Asia. We also completed our acquisition of DataCash which enhances our e-Commerce capabilities.”

-more-

MasterCard Incorporated – Page 2

Total operating expenses decreased 4.1%, to $662 million, during the third quarter of 2010 compared to the same period in 2009. Excluding currency fluctuations, operating expenses were down 2.6%. The decrease in total operating expenses was driven by a 6.7% reduction in general and administrative expenses, or 5.2% on a constant currency basis. This was due to lower personnel expense driven by decreased severance and compensation versus the year-ago quarter, primarily as a result of workforce reductions in 2009.

Advertising and marketing expenses increased $8 million, or 4.7%, in the third quarter of 2010 versus the third quarter of 2009. Excluding currency fluctuations, advertising and marketing expenses increased 6.2%.

Operating margin was 53.6% for the third quarter of 2010, up 4.2 percentage points over the year-ago period.

MasterCard’s effective tax rate was 32.3% in the third quarter of 2010, versus a rate of 32.9% in the comparable period in 2009. The decrease was due primarily to benefits from the repatriation of foreign earnings and a lower state tax rate, partially offset by the impact of discrete adjustments in each of the three-month periods ending September 30, 2009 and September 30, 2010.

Year-to-Date 2010 Results

For the nine months ended September 30, 2010, MasterCard reported net income of $1.4 billion, or $10.89 per diluted share.

Net revenue for the nine months ended September 30, 2010 was $4.1 billion, an increase of 7.9% versus the same period in 2009. On a constant currency basis, net revenue increased 8.4%.

Cross-border volume growth of 13.9%, gross dollar volume growth of 8.5%, and the net impact of pricing changes of approximately 6 percentage points, including the effect of cross-border rebates, contributed to the net revenue growth in the year-to-date period. These factors were partially offset by a net increase in rebates and incentives due to new and renewed customer agreements.

Total operating expenses decreased 4.5%, to $1.9 billion, for the nine-month period compared to the same period in 2009. Excluding currency fluctuations, total operating expenses decreased 4.3%.

Operating margin was 53.2% for the nine months ending September 30, 2010, up 6.0 percentage points over the year-ago period.

MasterCard Incorporated – Page 3

Total other expense was $8 million for the nine-month period versus $32 million for the same period in 2009. The decrease was primarily due to a decrease in interest accretion on litigation settlements.

MasterCard’s effective tax rate was 34.2% in the nine months ended September 30, 2010, versus a rate of 33.6% in the comparable period in 2009. The increase in the effective tax rate was primarily due to the impact of discrete adjustments in each of the nine-month periods ended September 30, 2009 and September 30, 2010, partially offset by benefits from repatriation of foreign earnings and a lower state tax rate.

Third-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its third-quarter financial results.

The dial-in information for this call is 800-561-2718 (within the U.S.) and 617-614-3525 (outside the U.S.) and the passcode is 39627109. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 88723546.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

As a leading global payments company, MasterCard Incorporated prides itself on being at the heart of commerce, helping to make life easier and more efficient for everyone, everywhere. MasterCard serves as a franchisor, processor and advisor to the payments industry, and makes commerce happen by providing a critical economic link among financial institutions, governments, businesses, merchants, and cardholders worldwide. In 2009, $2.5 trillion in gross dollar volume was generated on its products by consumers around the world. Powered by the MasterCard Worldwide Network – the fastest payment processing network in the world – MasterCard processes over 22 billion transactions each year and has the capacity to handle 140 million transactions per hour, with an average network response time of 140 milliseconds and with 99.99 percent reliability. MasterCard advances global commerce through its family of brands, including MasterCard®, Maestro®, and Cirrus®; its suite of core products such as credit, debit, and prepaid; and its innovative platforms and functionalities, such as MasterCard PayPass™ and MasterCard inControl™. MasterCard serves consumers, governments, and businesses in more than 210 countries and territories. For more information, please visit us at www.mastercard.com.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to:

•	consumers and businesses continuing to recognize the benefits of electronic payments; and

•	our ability to continue to expand into new markets and payment channels.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2009, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2010, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In millions, except per share data)
Revenues, net	$1,428	$1,364	$4,101	$3,800
Operating Expenses
General and administrative	443	475	1,334	1,428
Advertising and marketing	182	174	477	470
Litigation settlements	1	6	1	7
Depreciation and amortization	36	36	106	103

Total operating expenses	662	691	1,918	2,008

Operating income	766	673	2,183	1,792
Other Income (Expense)
Investment income	11	11	34	42
Interest expense	(11)	(24)	(43)	(92)
Other income (expense), net	1	13	1	18

Total other income (expense)	1	—	(8)	(32)

Income before income taxes	767	673	2,175	1,760
Income tax expense	248	221	743	591

Net income	519	452	1,432	1,169
Income attributable to non-controlling interests	(1)	—	(1)	—

Net Income Attributable to MasterCard	$518	$452	$1,431	$1,169

Basic Earnings per Share	$3.96	$3.46	$10.93	$8.95

Basic Weighted Average Shares Outstanding	131	130	131	130

Diluted Earnings per Share	$3.94	$3.45	$10.89	$8.92

Diluted Weighted Average Shares Outstanding	131	130	131	130

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2010	December 31, 2009
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$2,479	$2,055
Restricted cash	527	—
Investment securities available-for-sale, at fair value	836	824
Investment securities held-to-maturity	301	—
Accounts receivable	580	536
Settlement due from customers	400	459
Restricted security deposits held for customers	467	446
Prepaid expenses	305	313
Deferred income taxes	253	244
Other current assets	85	126

Total Current Assets	6,233	5,003
Property, plant and equipment, at cost, net of accumulated depreciation	433	449
Deferred income taxes	102	264
Goodwill	297	309
Other intangible assets, net of accumulated amortization of $467 and $422, respectively	412	415
Auction rate securities available-for-sale, at fair value	118	180
Investment securities held-to-maturity	36	338
Prepaid expenses	375	328
Other assets	160	184

Total Assets	$8,166	$7,470

LIABILITIES AND EQUITY
Accounts payable	$243	$290
Settlement due to customers	427	478
Restricted security deposits held for customers	467	446
Obligations under litigation settlements	440	607
Accrued expenses	1,122	1,225
Other current liabilities	133	121

Total Current Liabilities	2,832	3,167
Deferred income taxes	90	80
Obligations under litigation settlements	4	263
Long-term debt	1	22
Other liabilities	388	426

Total Liabilities	3,315	3,958
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 129,116,036 and 116,534,029 shares issued and 122,375,446 and 109,793,439 outstanding, respectively	—	—
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 8,499,290 and 19,977,657 issued and outstanding, respectively	—	—
Class M common stock, $.0001 par value; authorized 0 and 1,000,000 shares, 0 and 1,812 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	3,431	3,412
Class A treasury stock, at cost, 6,740,590 shares, respectively	(1,250)	(1,250)
Retained earnings	2,520	1,148
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	144	212
Defined benefit pension and other postretirement plans, net of tax	(9)	(15)
Investment securities available-for-sale, net of tax	6	(3)

Total accumulated other comprehensive income (loss)	141	194

Total Stockholders’ Equity	4,842	3,504
Non-controlling interests	9	8

Total Equity	4,851	3,512

Total Liabilities and Equity	$8,166	$7,470

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2010	2009
	(In millions)
Operating Activities
Net income	$1,432	$1,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106	103
Share based payments	49	69
Stock units withheld for taxes	(125)	(28)
Tax benefit for share based compensation	(85)	(32)
Impairment of assets	3	16
Accretion of imputed interest on litigation settlements	29	73
Deferred income taxes	158	204
Other	6	(13)
Changes in operating assets and liabilities:
Accounts receivable	(53)	162
Income taxes receivable	(16)	190
Settlement due from customers	42	95
Prepaid expenses	(46)	(58)
Obligations under litigation settlements	(455)	(784)
Accounts payable	(45)	21
Settlement due to customers	(29)	(125)
Accrued expenses	28	1
Net change in other assets and liabilities	28	31

Net cash provided by operating activities	1,027	1,094

Investing Activities
Increase in restricted cash	(527)	—
Purchases of property, plant and equipment	(37)	(37)
Capitalized software	(68)	(59)
Purchases of investment securities available-for-sale	(118)	(105)
Proceeds from sales of investment securities, available-for-sale	94	71
Proceeds from maturities of available-for-sale securities	86	13
Investment in nonmarketable equity investments	(12)	(16)
Acquisition of business, net of cash acquired	—	(3)
Other investing activities	(1)	(4)

Net cash used in investing activities	(583)	(140)

Financing Activities
Payment of debt	—	(149)
Dividends paid	(59)	(59)
Tax benefit for share based compensation	85	32
Cash proceeds from exercise of stock options	10	6
Redemption of non-controlling interest	—	(5)

Net cash provided by (used in) financing activities	36	(175)

Effect of exchange rate changes on cash and cash equivalents	(56)	32

Net increase in cash and cash equivalents	424	811
Cash and cash equivalents - beginning of period	2,055	1,505

Cash and cash equivalents - end of period	$2,479	$2,316

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2010
All MasterCard Credit,	GDV	Growth	Growth	Purchase Volume	Growth	Purchase Trans.	Cash Volume	Growth	Cash Trans.	Accounts	Cards	Acceptance Locations
Charge and Debit Programs	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)	(Mil.)
APMEA	$157	23.6%	17.5%	$104	15.7%	1,239	$53	21.2%	388	265	289	9.1
Canada	27	10.1%	4.3%	24	5.2%	279	3	-2.9%	5	38	46	0.8
Europe	207	6.2%	13.9%	154	13.3%	2,040	53	15.7%	332	192	205	9.0
Latin America	55	19.8%	17.4%	32	22.6%	566	23	11.0%	161	103	126	3.7

Worldwide less United States	445	13.7%	14.9%	313	14.3%	4,124	132	16.4%	887	598	665	22.5
United States	240	-1.7%	-1.7%	201	-0.7%	3,551	39	-6.7%	252	259	290	8.4

Worldwide	685	7.8%	8.5%	514	7.9%	7,675	171	10.2%	1,139	857	955	30.9

MasterCard Credit and Charge Programs
Worldwide less United States	317	8.6%	9.6%	267	11.8%	3,281	50	-0.7%	235	446	504
United States	132	-0.7%	-0.7%	122	0.8%	1,502	10	-16.4%	8	143	171

Worldwide	449	5.7%	6.4%	390	8.1%	4,783	59	-3.6%	243	589	675

MasterCard Debit Programs
Worldwide less United States	128	28.6%	30.5%	46	31.7%	843	82	29.9%	652	152	162
United States	108	-3.0%	-3.0%	79	-3.0%	2,049	30	-3.0%	244	116	119

Worldwide	237	11.9%	12.7%	125	7.5%	2,892	112	19.1%	897	268	280

	For the 9 Months ended September 30, 2010
				Purchase		Purchase	Cash		Cash
All MasterCard Credit,	GDV	Growth	Growth	Volume	Growth	Trans.	Volume	Growth	Trans.	Accounts	Cards
Charge and Debit Programs	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)
APMEA	$439	28.1%	18.7%	$291	16.2%	3,515	$149	23.9%	1,086	265	289
Canada	77	16.1%	3.2%	69	4.8%	787	9	-8.1%	15	38	46
Europe	583	11.7%	13.2%	435	13.2%	5,736	147	13.2%	931	192	205
Latin America	155	23.7%	16.5%	87	21.5%	1,583	67	10.6%	471	103	126

Worldwide less United States	1,254	18.7%	14.8%	882	14.3%	11,621	372	16.1%	2,503	598	665
United States	719	-1.1%	-1.1%	598	0.3%	10,542	121	-7.4%	766	259	290

Worldwide	1,974	10.6%	8.5%	1,480	8.2%	22,163	494	9.3%	3,269	857	955

MasterCard Credit and Charge Programs
Worldwide less United States	902	13.5%	9.5%	758	11.9%	9,357	144	-1.8%	688	446	504
United States	380	-3.3%	-3.3%	353	-0.3%	4,310	27	-30.5%	22	143	171

Worldwide	1,282	7.9%	5.3%	1,111	7.7%	13,666	172	-7.8%	710	589	675

MasterCard Debit Programs
Worldwide less United States	352	34.5%	31.2%	124	31.2%	2,265	228	31.2%	1,816	152	162
United States	339	1.6%	1.6%	245	1.2%	6,232	94	2.4%	743	116	119

Worldwide	691	16.0%	14.8%	369	9.7%	8,497	322	21.2%	2,559	268	280

	For the 3 Months ended September 30, 2009
				Purchase		Purchase	Cash		Cash
All MasterCard Credit,	GDV	Growth	Growth	Volume	Growth	Trans.	Volume	Growth	Trans.	Accounts	Cards
Charge and Debit Programs	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)
APMEA	$127	15.5%	18.3%	$86	16.2%	1,079	$41	22.7%	303	241	262
Canada	24	-10.2%	-5.2%	22	-2.7%	263	3	-20.4%	5	37	45
Europe	195	-7.7%	2.4%	145	3.3%	1,785	50	0.1%	292	182	196
Latin America	46	-7.2%	10.0%	26	12.9%	469	20	6.5%	150	97	119

Worldwide less United States	392	-1.4%	7.4%	278	7.3%	3,596	114	7.8%	750	557	622
United States	244	-8.8%	-8.8%	202	-7.4%	3,616	42	-14.7%	264	284	324

Worldwide	636	-4.4%	0.6%	480	0.5%	7,212	156	0.6%	1,013	841	946

MasterCard Credit and Charge Programs
Worldwide less United States	292	-6.0%	1.9%	241	4.9%	2,964	51	-10.0%	234	440	497
United States	133	-17.9%	-17.9%	121	-13.8%	1,509	11	-45.4%	9	168	199

Worldwide	425	-10.1%	-5.2%	362	-2.2%	4,472	62	-19.6%	243	608	696

MasterCard Debit Programs
Worldwide less United States	100	15.1%	27.5%	37	26.1%	632	63	28.3%	516	117	125
United States	112	5.2%	5.2%	81	4.2%	2,108	31	8.0%	255	116	125

Worldwide	212	9.6%	14.7%	118	10.2%	2,740	94	20.9%	770	233	250

	For the 9 Months ended September 30, 2009
				Purchase		Purchase	Cash		Cash
All MasterCard Credit,	GDV	Growth	Growth	Volume	Growth	Trans.	Volume	Growth	Trans.	Accounts	Cards
Charge and Debit Programs	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)
APMEA	$343	8.3%	17.0%	$231	15.8%	3,017	$112	19.6%	830	241	262
Canada	67	-15.2%	-3.1%	58	-1.1%	742	8	-14.8%	15	37	45
Europe	522	-12.7%	3.0%	390	3.7%	5,029	132	0.9%	830	182	196
Latin America	125	-11.8%	8.3%	68	11.9%	1,374	57	4.2%	444	97	119

Worldwide less United States	1,056	-6.9%	7.4%	747	7.5%	10,162	310	7.0%	2,120	557	622
United States	727	-8.8%	-8.8%	596	-7.7%	10,575	131	-13.6%	782	284	324

Worldwide	1,784	-7.7%	0.1%	1,343	0.2%	20,737	441	0.0%	2,902	841	946

MasterCard Credit and Charge Programs
Worldwide less United States	795	-10.9%	2.7%	652	5.6%	8,459	143	-8.8%	691	440	497
United States	393	-18.0%	-18.0%	354	-14.5%	4,395	39	-40.1%	29	168	199

Worldwide	1,188	-13.4%	-5.2%	1,006	-2.5%	12,854	182	-18.0%	720	608	696

MasterCard Debit Programs
Worldwide less United States	262	7.8%	24.8%	95	23.0%	1,703	167	25.8%	1,429	117	125
United States	334	5.0%	5.0%	242	4.4%	6,180	92	6.6%	753	116	125

Worldwide	596	6.2%	12.8%	337	9.0%	7,883	259	18.2%	2,182	233	250

APMEA = Asia Pacific / Middle East / Africa

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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